UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A


                               (Amendment No. 4)


                    Under the Securities Exchange Act of 1934

                         FIRSTPLUS FINANCIAL GROUP, INC
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock $.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   33763B103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                        FPFX SHAREHOLDER VALUE COMMITTEE
                       c/o Danford L. Martin, 7 Egret Lane
                      Aliso Viejo, CA 92656 (949) 305-6544
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  July 27, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     FPFX SHAREHOLDER VALUE COMMITTEE
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [X]
     (b)      [ ]
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------

6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Unincorporated entity, whose members reside in California, Florida, or Washington


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          0
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        3,520,455
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     0
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  3,520,455
--------------------------------------------------------------------------------

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         3,520,455
--------------------------------------------------------------------------------


12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------


13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  7.8%
--------------------------------------------------------------------------------


14)  TYPE OF REPORTING PERSON                            OO
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     FPFX STEERING COMMITEE
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [X]
     (b)      [ ]
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------

6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Unincorporated entity, whose members reside in California, Florida, or Washington

--------------------------------------------------------------------------------


NUMBER OF                  7) SOLE VOTING POWER          0
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        3,291,309
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     0
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  3,291,309
--------------------------------------------------------------------------------

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         3,291,309
--------------------------------------------------------------------------------


12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------


13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  7.3%
--------------------------------------------------------------------------------


14)  TYPE OF REPORTING PERSON                            OO
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     JAMES T. CAPRETZ
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [X]
     (b)      [ ]
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA

--------------------------------------------------------------------------------


NUMBER OF                  7) SOLE VOTING POWER          11,297
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        3,519,158
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     11,297
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  3,509,158
--------------------------------------------------------------------------------

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         3,520,455
--------------------------------------------------------------------------------


12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------


13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  7.8%

--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     ROBERT D. DAVIS
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [X]
     (b)      [ ]
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA

--------------------------------------------------------------------------------


NUMBER OF                  7) SOLE VOTING POWER          265,699
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        3,254,756
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     265,699
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  3,254,756
--------------------------------------------------------------------------------

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         3,520,455
--------------------------------------------------------------------------------


12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------


13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  7.8%

--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     GEORGE R. EBERTING
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [X]
     (b)      [ ]
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA

--------------------------------------------------------------------------------


NUMBER OF                  7) SOLE VOTING POWER          227,459
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        3,292,996
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     227,459
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  3,292,996
--------------------------------------------------------------------------------

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         3,520,455
--------------------------------------------------------------------------------


12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------


13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  7.8%

--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     JAMES P. HANSON & RELATED ENTITIES
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [X]
     (b)      [ ]
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA

--------------------------------------------------------------------------------


NUMBER OF                  7) SOLE VOTING POWER          425,000 *
SHARES                        *275,000  James P. and Kristy L. Hanson
BENEFICIALLY                            Living Trust
OWNED BY EACH                   19,000  James P. Hanson SIMPLE IRA
REPORTING                       86,000  James P. Hanson Accountancy
PERSON WITH                             Corp. Profit Sharing Pl #1 4
                                45,000  James P. Hanson Accountancy
                           -----------------------------------------------------
                           8) SHARED VOTING POWER        3,095,455
                           -----------------------------------------------------
                           9) SOLE DISPOSITIVE POWER     425,000 *
                           -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  3,095,455
--------------------------------------------------------------------------------

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         3,520,455
--------------------------------------------------------------------------------


12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------


13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  7.8%

--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

 CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     DANFORD L. MARTIN
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [X]
     (b)      [ ]
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA

--------------------------------------------------------------------------------


NUMBER OF                  7) SOLE VOTING POWER          2,591,000
SHARES                        Includes 832,300 common shares held separately
BENEFICIALLY                  by Mr. Martin's wife
OWNED BY EACH              -----------------------------------------------------
REPORTING                  8) SHARED VOTING POWER        929,455
PERSON WITH                -----------------------------------------------------
                           9) SOLE DISPOSITIVE POWER     2,591,000
                              Includes 832,300 common shares held separately
                              by Mr. Martin's wife
                           -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  929,455
--------------------------------------------------------------------------------

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         3,520,455
--------------------------------------------------------------------------------


12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------


13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  7.8%

--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     KENNETH W. BOLSTER
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [X]
     (b)      [ ]
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA

--------------------------------------------------------------------------------


NUMBER OF                  7) SOLE VOTING POWER          472,850  *
SHARES                        *266,250 owned jointly by Kenneth W. Bolster
BENEFICIALLY                           and his wife,
OWNED BY EACH                  149,600 owned solely by Kenneth W. Bolster, and
REPORTING                       57,000 owned solely by Mr. Bolster's wife.
PERSON WITH                -----------------------------------------------------
                           8) SHARED VOTING POWER        2,818,459
                           -----------------------------------------------------
                           9) SOLE DISPOSITIVE POWER     472,850
                           -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  2,818,459
--------------------------------------------------------------------------------

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         3,291,309
--------------------------------------------------------------------------------


12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------


13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  7.3%

--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     TERENCE ALLAN
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed $500 or less to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA

--------------------------------------------------------------------------------


NUMBER OF                  7) SOLE VOTING POWER          906,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     906,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         906,000
--------------------------------------------------------------------------------


12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------


13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  2.0%

--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     FORREST CATON
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA

--------------------------------------------------------------------------------

NUMBER OF                  7) SOLE VOTING POWER          221,253
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     221,253
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         221,253
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.5%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     THOMAS H. CATON
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA

--------------------------------------------------------------------------------

NUMBER OF                  7) SOLE VOTING POWER          250,200
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     250,200
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         250,200
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  .06%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     CATON FARMS INC.
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                Texas


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          373,175
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     373,175
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         373,175
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  .08%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            OO
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     GEORGE J. COLUMBO
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          71,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     71,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         71,000
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.2%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     DAVID R. CRUSE
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed over $500 to the legal action fund established by the FPFX Steering Committee

--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          26,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     26,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         26,000
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.1%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     HARRY DENDER
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          35,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     35,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         35,000
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.1%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     JAMES A. DOGLIO
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          70,495
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     70,495
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         70,495
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.2%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     MICHAEL GARY
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          72,350
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     72,350
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         72,350
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.2%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     MARIO GONZALEZ
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          185,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     185,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         185,000
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.4%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     RUPEN GULENYAN
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          3,488,300
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     3,488,300
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         3,488,300
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  7.7%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     JAMES O. GUTHRIE
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          150,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     150,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         150,000
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.3%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     TIMOTHY R. HARRER
--------------------------------------------------------------------------------


2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed $500 or less to the legal action fund established by the FPFX Steering Committee.
--------------------------------------------------------------------------------


3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          341,342
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     341,342
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         341,342
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.8%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     JOHN HAYCRAFT
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed $500 or less to the legal action fund established by the FPFX Steering Committee.
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA

--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          100,637
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     100,637
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         100,637
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.2%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

 CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     PATRICK J. HETHCOAT
--------------------------------------------------------------------------------


2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed $500 or less to the legal action fund established by the FPFX Steering Committee.
--------------------------------------------------------------------------------


3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          353,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     353,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         353,000
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.8%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     ROLAND W. KELLER
--------------------------------------------------------------------------------


2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed $500 or less to the legal action fund established by the FPFX Steering Committee.
--------------------------------------------------------------------------------


3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          100,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     100,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         100,000
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.2%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     STEVE M. KUTCHMAN
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          260,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     260,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         260,000
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.6%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     JAMES L. LEIMACH
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          93,840
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     93,840
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         93,840
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.2%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     THOMAS W. MACFARLANE III
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          204,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     204,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         204,000
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.4%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     ROBERT J. MALNAR
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          650,133
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     650,133
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         650,133
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  1.4%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     RON L. MARTIN
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          80,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     80,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         80,000
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.2%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     JOHN MAZZARA
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          440,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     440,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         440,000
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  1.0%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     RONALD J. MILLER
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          895,924
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     895,924
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         895,924
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  2.0%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103


1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     GREGORY W. MONTGOMERY
--------------------------------------------------------------------------------


2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed $500 or less to the legal action fund established by the FPFX Steering Committee.
--------------------------------------------------------------------------------


3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          4,666
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     4,666
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         4,666
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.01%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     WILLIAM D. PRUSAITIS
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          115,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     115,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         115,000
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.3%
--------------------------------------------------------------------------------


14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     CYNTHIA R. PUTBRESE
--------------------------------------------------------------------------------


2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed $500 or less to the legal action fund established by the FPFX Steering Committee.
--------------------------------------------------------------------------------


3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          210,102
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     210,102
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         210,102
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.5%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     GARY F. RIGGS
--------------------------------------------------------------------------------


2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed $500 or less to the legal action fund established by the FPFX Steering Committee.
--------------------------------------------------------------------------------


3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          303,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     303,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         303,000
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.7%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     WELTON ROBINSON
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          336,250
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     336,250
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         336,250
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.7%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     JOHN P. ROSKO
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA



--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          1,075,223
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     1,075,223
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         1,075,223
--------------------------------------------------------------------------------


12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------


13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  2.4%
--------------------------------------------------------------------------------


14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     LEONARD SCHREIBER
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------

5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]
--------------------------------------------------------------------------------

6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA
--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          56,030
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     56,030
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         56,030
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.1%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     WEI SHI
--------------------------------------------------------------------------------


2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed $500 or less to the legal action fund established by the FPFX Steering Committee.
--------------------------------------------------------------------------------


3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          325,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     325,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         325,000
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.7%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     ROBERT E. SIMPSON
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          553,900
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     553,900
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         553,900
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  1.2%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     TIM M. VALLES
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          351,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     351,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         351,000
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.8%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     WILLIAM L. WESTFALL
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          50,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     50,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         50,000
--------------------------------------------------------------------------------


12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.1%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     K. V. WILLIAMS
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          57,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     57,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         57,000
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.1%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     HOWARD A. WIRTZ
--------------------------------------------------------------------------------


2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed $500 or less to the legal action fund established by the FPFX Steering Committee.
--------------------------------------------------------------------------------


3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          40,000
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     40,000
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         40,000
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  0.1%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

CUSIP No.  33763B103

1)   NAME OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only).

     DAVID P. WOLFF
--------------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)      [ ]
     (b)      [X]
         Named as a petitioner in Martin, et al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. Contributed over $500 to the legal action fund established by the FPFX Steering Committee
--------------------------------------------------------------------------------

3)   SEC USE ONLY
--------------------------------------------------------------------------------

4)   SOURCE OF FUNDS                  PF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION                USA


--------------------------------------------------------------------------------
NUMBER OF                  7) SOLE VOTING POWER          517,200
SHARES                     -----------------------------------------------------
BENEFICIALLY               8) SHARED VOTING POWER        0
OWNED BY EACH              -----------------------------------------------------
REPORTING                  9) SOLE DISPOSITIVE POWER     517,200
PERSON WITH                -----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         517,200
--------------------------------------------------------------------------------

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)                                  [ ]
--------------------------------------------------------------------------------

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  1.1%
--------------------------------------------------------------------------------

14)  TYPE OF REPORTING PERSON                            IN
--------------------------------------------------------------------------------

1.  Security and Issuer

         This statement relates to Common shares of FirstPlus Financial Group, Inc., which is located at 5100 N. O'Connor Blvd, 6th Floor, Irving, TX 75039.

2a.  Identity and Background


         The FPFX Shareholder Value Committee (the "Committee) was established to nominate an opposing slate of Director Candidates for the upcoming Special Meeting of Stockholders of FirstPlus Financial Group, Inc. (the "Company), and to solicit stockholder votes and proxies. The Committee's primary contact and address is Danford L. Martin, 7 Egret Lane, Aliso Viejo, CA 92656. The Committee consists of Stockholders James T. Capretz, Robert D. Davis, George R. Eberting, James P. Hanson, and Danford L. Martin.

         Mr. Eberting and Mr. Martin are also members of the group known as the FPFX Steering Committee, in addition to Kenneth W. Bolster. The Steering Committee has established a legal action fund called the FPFX Shareholder Action Fund, part of which has been applied to the defense of George Davis in the lawsuit captioned FirstPlus Financial Group, Inc., et al. v. George T. Davis, et al., pending in the 298th District Court of Dallas County, Texas (the "Texas Litigation"), and the remainder of which has been used to bring the "Nevada litigation" against FirstPlus. The Steering Committee has circulated newsletters regarding FirstPlus since October 2000 to shareholders who desired to receive copies.


Additional information is as follows:
--------------------------------------------------------------------------------
Name (Citizenship) Address              BUSINESS EXPERIENCE
--------------------------------------------------------------------------------
Kenneth W. Bolster (USA) 8622           Mr. Bolster worked at Crouse-Irving
Vivian Bass Way, Odessa, FL             Memorial Hospital, Syracuse New York,
33556                                   and its subsidiary Health Care Data
                                        Systems, Inc. for twenty-four years in
                                        the Data Processing Department, in
                                        varying capacities. In 1994 Mr. Bolster
                                        retired as Senior Director of Systems
                                        Services. While at the hospital he
                                        helped establish the Crouse-Irving
                                        Memorial Hospital Federal Credit Union
                                        and also served as a member of the Board
                                        of Directors for four years. During Mr.
                                        Bolster's retirement he has been doing
                                        community service work, teaching PC
                                        skills to seniors, raising funds for
                                        local High Schools, and other such
                                        activities. He has been an active member
                                        of the local Rotary Club and has served
                                        as a Director at the local YMCA.
--------------------------------------------------------------------------------
James T. Capretz (USA)                  James T. Capretz has been a member of
Capretz and Associates, 5000            the Louisiana State Bar since 1963, and
Birch St. West Tower Suite              the California State Bar since 1969.
2500 Newport Beach CA                   He has been the principal of the
92660                                   Newport Beach law firm of Capretz &
                                        Associates and earlier law firms he
                                        founded since 1970. He is listed in the
                                        Martindale-Hubbell Bar Registry of
                                        Preeminent Lawyers. He was the only
                                        attorney in private practice named in
                                        the initial publication of the top 50
                                        most influential business people in
                                        Orange County by the Orange County
                                        Business Journal.

                                        Mr. Capretz was the founder and
                                        Chairman of the Board of Western
                                        Interstate Bancorp, Inc., a financial
                                        service holding company based in
                                        Irvine, California, and Citizens Thrift
                                        and Loan, a California state charted
                                        thrift and loan company, until the two
                                        companies were sold in September, 1998
                                        to FirstPlus Financial Group, Inc.,
                                        whereupon Citizens Thrift and Loan
                                        became FirstPlus Bank. Mr. Capretz has
                                        had no relationships with FirstPlus or
                                        its subsidiaries subsequent to the
                                        sale.

                                        Mr. Capretz serves as Special Counsel in the national product liability class action entitled Bowling vs. Pfizer, et al. in federal district court in Cincinnati, Ohio and he holds a position of responsibility in federal class district lawsuits across the United States, since 1992. He is a Special Master for the State Bar of California and serves as a Judge Pro Tem for the Orange County Superior Court and as a member of the Arbitration Panel of the Orange County Superior Court, since 1990. He is a member of the National Association of Securities Dealers Inc., Board of Arbitrators, since 1999. He periodically writes and lectures on topics of legal interest. He holds a certificate of completion from the Harvard Law School Mediation Workshop for Lawyers. He was the founder of ProMediate, an alternative dispute resolution service, which was started in 1992 to resolve complex civil litigation matters.

                                        Mr. Capretz currently serves as a
                                        member of the St. Joseph Hospital
                                        Advisory Board and is a board member of
                                        the Holy Cross School in New Orleans,
                                        Louisiana. In the early 90's (1990 to
                                        1992) Mr. Capretz was a director of
                                        Taylor Woodrow Construction Co., a
                                        California state wholly owned
                                        subsidiary of Taylor Woodrow, a
                                        publicly-held London, England
                                        corporation and of Saffel & McAdams,
                                        Inc., a commercial and industrial
                                        construction company that was based in
                                        Irvine, California. He has served as
                                        chairman of the XXIII Olympic Support
                                        Committee of the Orange County Bar
                                        Association and as a member of the
                                        bar's Real Estate section. He has also
                                        been a member of the Board of Directors
                                        of the Industrial League of Orange
                                        County; the Foundation Boards of St.
                                        Joseph's Hospital, the University of
                                        California at Irvine and the Orange
                                        County-wide Leadership Awards Committee
                                        for high school seniors, a program
                                        sponsored by the Irvine Company. He has
                                        been a member of the Chancellor's Club
                                        at the University of California at
                                        Irvine and at the University of
                                        California at Santa Barbara.
-------------------------------------------------------------------------------
Robert D. Davis (USA)                   Robert D. Davis has been a Certified
809 Eastover Circle, Deland,            Public Accountant from 1977 until
FL  32724                               retirement in September, 1997.

                                        Mr. Davis entered the United States
                                        Navy in 1948 as an Apprentice Seaman.
                                        He retired from the Navy in 1969 as an
                                        officer. During his naval career he was
                                        primarily involved in intelligence,
                                        administration and personnel. He served
                                        several tours in the Pentagon in the
                                        Department of Defense, and in the
                                        Office of Naval Intelligence.

                                        In 1969, Mr. Davis attended the
                                        University of Georgia. In 1970, he
                                        graduated with a Bachelor of Science
                                        degree in Computers. He was in the top
                                        6% of his graduating class in the
                                        College of Business. In 1971, he
                                        received the Master of Accountancy
                                        degree from the University of Georgia.

                                        During the period 1972 through 1974,
                                        Mr. Davis was employed as an Assistant
                                        Professor of Accounting at Valdosta
                                        State University, and University of
                                        West Georgia.

                                        During the period 1975 - 1977, Mr.
                                        Davis was employed at South East
                                        Missouri State University as an
                                        Assistant Professor of Accounting.

                                        In 1977, Mr. Davis passed the Certified
                                        Public Accountant examination in
                                        Missouri and was awarded the CPA
                                        certificate. Later that year he moved
                                        to Florida where he was issued a
                                        license as a CPA.

                                        From 1977 to retirement in 1997, Mr.
                                        Davis was the principal of his own CPA
                                        firm.

                                        Mr. Davis has been a member of the
                                        DeLand area Lions Club and served
                                        various executive positions, including
                                        a term as President.
-------------------------------------------------------------------------------
George R. Eberting (USA)                Mr. Eberting earned a B.A. in Business
732 Harvest Road, Bothell,              Administration from the University of
WA  98012                               Puget Sound, Washington, in 1959.

                                        In 1964, Mr. Eberting earned an M.B.A.
                                        from the University of Washington.

                                        Mr. Eberting served as Assistant
                                        Professor of Marketing and Business
                                        Statistics, Seattle University, from
                                        1967 to 1972.

                                        Mr. Eberting was Vice
                                        President/Director of the original Cake
                                        & Steak House, Inc. from 1972 to 1973.

                                        Mr. Eberting was President/Broker of
                                        Commercial property Development Inc.,
                                        from 1972 to 1981.

                                        Mr. Eberting served as
                                        President/Director of Eberting Foods,
                                        Inc., from 1981 to 1990.

                                        From 1990 through the present, Mr.
                                        Eberting has been an investor in real
                                        estate and owner/builder projects.
-------------------------------------------------------------------------------
James P. Hanson (USA)                   James P. Hanson is a Certified Public
22973 Sutro Street, Hayward,            Accountant with the specialty
CA  94541                               designation of Personal Financial
                                        Specialist. His public accounting
                                        practice, since 1975, is located in
                                        Hayward, California. The firm, James
                                        P. Hanson Accountancy Corp., provides
                                        tax and accounting services as well as
                                        estate, retirement and personal
                                        financial planning services. Mr.
                                        Hanson is a 1968 graduate of Fresno
                                        State University.

                                        Mr. Hanson is also a California Real
                                        Estate Licensee actively involved in
                                        mortgage financing and refinancing. Mr.
                                        Hanson is a Registered Investment
                                        Advisor (RIA) and has Series 22 and 63
                                        NASD Securities licenses.

                                        Mr. Hanson served on the Board of
                                        Directors of TriNet Employer Group, a
                                        San Leandro, California based human
                                        resource outsourcing firm, from 1990 to
                                        August, 2005.

                                        Mr. Hanson has served on the Board of
                                        Directors of the Hayward California
                                        Chamber of Commerce on and off for the
                                        past 25 years, and has just begun
                                        serving as a Director of the Hayward
                                        Rotary Club. Mr. Hanson has been
                                        serving as a Director of the Southern
                                        Alameda County Estate Planning Council
                                        since 1996.

                                        Mr. Hanson also serves on the Board of
                                        Directors of St Rose Hospital
                                        Foundation as the Treasurer.
-------------------------------------------------------------------------------
Danford L. Martin  (USA)                Danford L. Martin spent 35 years in the
7 Egret Lane, Aliso Viejo,              computer field of 'IS' (Information
CA  92656                               Systems) from 1967 through 2002.  He
                                        worked as a consultant to several
                                        large corporations the last 10 years
                                        of that period. He was principal,
                                        Chief Financial Officer and Director
                                        of Millennium Information Services
                                        Inc., an 'IS' consulting firm in
                                        Southern California from 1997 to 2002.
                                        Mr. Martin retired from Millennium
                                        Information Services and closed his
                                        business in December, 2002.

                                        Mr. Martin has also been a licensed
                                        real estate broker in California since
                                        1975 and is currently owner and broker
                                        of the residential real estate firm
                                        Pacific Horizons. He has extensive
                                        knowledge of residential sales,
                                        property evaluations, home mortgages
                                        and loans.

                                        Mr. Martin served seven years in the
                                        US. Army, with special assignments to
                                        NATO - Greece, MAAG - Iran, and 5th
                                        Army Headquarters - Chicago.

                                        Mr. Martin has been an investor in
                                        FirstPlus Financial Group, Inc. since
                                        1997.
-------------------------------------------------------------------------------

         None of the Committee members listed above, during the last five years, have been convicted in a criminal proceeding (excluding traffic violation or similar misdemeanors).

         None of the Committee members listed above, during the last five years, were a party to a civil proceeding or a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         In March 2005, 73 shareholders of FirstPlus filed a Petition to order an election of directors of FirstPlus and a Complaint for equitable, declaratory, and injunctive relief in the matter captioned Danford L. Martin, et. al. v. FirstPlus Financial Group, Inc., et al., Case No. CV05-00465, pending in the Second Judicial District Court of the State of Nevada in and for the County of Washoe ("Nevada litigation").

2b.  Identity and Background
         The shareholders listed below have either contributed more than $500 to the FPFX Shareholder Action Fund or are petitioners in the Nevada Litigation who have contributed $500 or less to the FPFX Shareholder Action Fund. The inclusion of information regarding these shareholders in this Schedule 13D is not an admission, nor shall it be construed as an admission, that such shareholders are members of the FPFX Shareholder Value Committee, the FPFX Steering Committee, or any other group.

Likewise, the inclusion of information regarding these shareholders in this Schedule 13D is not an admission, nor shall it be construed as an admission, that such shareholders are the beneficial owners of any securities covered by this Schedule 13D.

-------------------------------------------------------------------------------
NAME (CITIZENSHIP) ADDRESS                   BUSINESS BACKGROUND
-------------------------------------------------------------------------------
Terence Allan (USA)                     For the past 34 years Mr. Allan has been
468 Glen Road,                          an Electrician with the Local Union 164
Sparta,  NJ  07871                      of the IBEW, 205 Robin Road, Paramus, NJ
                                        07652
-------------------------------------------------------------------------------
Forrest Caton  (USA)                    Forrest Caton and his brother Thomas H.
Caton Farms Inc.                        Caton have been in the farming and
17620 F.M. Road 1082,                   ranching business as principles of Caton
Abilene, TX  79601                      Farms Inc., Abilene, Texas for more than
                                        25 years.
-------------------------------------------------------------------------------
Thomas H. Caton  (USA)                  Forrest Caton and his brother Thomas H.
Caton Farms Inc., 17620 F.M. Road 1082, Caton have been in the farming and
Abilene, TX  79601                      ranching business as principles of Caton
                                        Farms Inc., Abilene, Texas for more than
                                        25 years.
-------------------------------------------------------------------------------

Caton Farms Inc. (Texas)                Forrest Caton and his brother Thomas H.
17620 F.M. Road 1082                    Caton have been in the farming and
Abilene, TX  79601                      ranching business as principles of Caton
                                        Farms Inc., Abilene, Texas for more than
                                        25 years.

-------------------------------------------------------------------------------
George J. Columbo (USA)                 Mr. Columbo is the owner/operator of TGS
1629 S. Iris Way                        Distributing, an independent wholesale
Lakewood, CO 80232                      distributor of key accessories supplying
                                        retail outlets such as hardware stores,
                                        grocery stores and locksmiths in a 3
                                        state area (Colorado, Wyoming & New
                                        Mexico). He has owned this business for
                                        6 years. Prior to TGS Distributing, he
                                        owned The Postal Center Corp. for 13
                                        years, a retail business service
                                        operation specializing in mail
                                        receiving/shipping , packaging and the
                                        rental of moving equipment / supplies.
-------------------------------------------------------------------------------
David R. Cruse (USA)                    Mr. Cruse has been in the home
405 Scott Street                        remodeling business for the past 10
Edwardsville, IL  62025                 years, using the DBA of HandyMan.
-------------------------------------------------------------------------------
Harry Dender (USA)                      Harry Dender graduated from California
20270 Ponderosa Way                     State University of Northridge
Fiddletown, CA  95629                   California in 1974 with a Bachelors of
                                        Science Degree. Upon graduation he
                                        applied a nursing program and completed
                                        an Associated Science Degree for Nursing
                                        in 1976. He has worked for the past 20
                                        years a Kaiser Permanente Hospital in
                                        Sacramento California.
--------------------------------------------------------------------------------
James A. Doglio (USA)                   Mr. Doglio has held a number of
5358 Richards Drive                     professional and managerial positions in
Mentor, OH  44060                       the petrochemical industry. He is
                                        currently employed as a North American
                                        Regional Commercial Manger by The
                                        Lubrizol Corporation, based in
                                        Wickliffe, Ohio.
-------------------------------------------------------------------------------
Michael Gary (USA)                      Mr. Gary is currently employed as a full
4113 Brook Way                          time pharmacist with Wal-Mart
Birmingham, AL  35213                   Associates, Inc. , store #562 in Leeds,
                                        AL 35094. Employed from July 1998 to
                                        present. Previously employed by Rite-Aid
                                        Pharmacy in Hueytown, AL. from
                                        approximately 1997 to 1998.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Mario Gonzalez (USA)                    Mr. Gonzalez has worked for G.E. Health
201 178th Dr. Apt 409                   Care Service, Atlanta, Georgia from 1995
North Miami Beach, FL  33160            to present.
-------------------------------------------------------------------------------
Rupen Gulenyan (USA)                    Rupen Gulenyan has been a self-employed
3040 E. Tremont Ave., Suite 201         Enrolled Tax Agent since 1985. Being in
Bronx, NY 10461                         taxation as an Enrolled Agent, Mr.
                                        Gulenyan has represented a number of
                                        taxpayers and business in tax filings at
                                        the Federal and State level.
-------------------------------------------------------------------------------
James O. Guthrie (USA)                  Mr. Guthrie has been retired since 1995.
5203 Camellia Lane
Lumberton, NC  28360
-------------------------------------------------------------------------------
Timothy R. Harrer (USA)                 For the last 10 years Mr. Harrer has
340 West LakeStreet,                    been Senior Vice President and
Long Lake MN  55356                     Administrator of ID: R.A.G. Medical
                                        clinics. Year 2000 through today,
                                        ordained Catholic clergy, Associate
                                        Pastor.
-------------------------------------------------------------------------------

John Haycraft, (USA)                    Since 1978 Mr. Haycraft has been a
7927 107 Ave.,                          Machine Repairman at Daimler Chrysler
Pleasan Prairie WI 53158                Kenosha Engine Plant located in Kenosha
                                        WI.

-------------------------------------------------------------------------------
Patrick J. Hethcoat, (USA)              Mr. Hethcoat is a licensed General
1365 Wayne                              Building Contractor. He has been
Way, San Mateo, CA  94403               disabled and since retired for the past
                                        15 years.
-------------------------------------------------------------------------------

Roland W. Keller (USA),                 Mr. Keller has been employed at St.
129 Southern Oak                        Tammany Parish Government for the past
Drive, Slidell, LA  70461               24 years, in the Department of Planning
                                        as a Senior Land Use Planner.
-------------------------------------------------------------------------------
Steve M. Kutchman (USA)                 Mr. Kutchman has been a Control
103 6th St., Fulton, IL  61252          Technologist for Equistar Chemicals,
                                        Clinton, Iowa since 1987.
-------------------------------------------------------------------------------
James L. Leimach (USA)                  Mr. Leimach has been employed as the
34 Sendero,                             General Manager of Power Nissan Torrance
Rancho Santa Margarita, CA              for the past 10 years. The address is
92688                                   20710 Hawthorne Blvd, Torrance, CA,
                                        90503.
-------------------------------------------------------------------------------
Thomas W. MacFarlane III (USA)          California Licensed Real Estates Broker
10252 Pinecastle Street                 with over 23 years mortgage lending
San Diego, CA  92131                    experience in all facets of loan
                                        origination. Principal Broker/Owner:
                                        Security InterBank Mortgage - 1996 to
                                        Present Wholesale Lending Area Manager:
                                        Home Savings of America - 1995 to 1996.
                                        Loan Consultant: Home Savings of America
                                        - 1989 to 1995 Loan Agent: Coast Federal
                                        Savings - 1983 to 1989
-------------------------------------------------------------------------------
Robert J. Malnar (USA)                  From 1984 - 1996 Mr. Malnar was at V.E.
2312 1/2 Voorhees Ave.                  Enterprises, Inc., DBA: Video Express,
Redondo Beach, CA  90278                President, Treasurer, 1984-1996, Sales
                                        and Rentals of Videotapes, Other
                                        Miscellaneous Retail Items, 6 Locations,
                                        Lawndale, Culver City, Long Beach,
                                        Hawthorne, Los Angeles, Santa Monica,
                                        California. He also served at the
                                        Illinois Department of Revenue, from
                                        March 1987 through current, as Revenue
                                        Auditor, 25 years auditing experience,
                                        auditing multi-state entities for
                                        Illinois tax exposure of sales taxes,
                                        income taxes, payroll taxes, telecom,
                                        and various other Illinois excise taxes.
-------------------------------------------------------------------------------
Ron L. Martin (USA)                     Last 10+ years: worked as Senior
1742 Peacock Lane                       Research Scientist in Nutrition Product
Buena Park, Fullerton, CA 92833         Development at Access Business Group in
                                        California, which manufactures and
                                        markets nutritional products like
                                        vitamins/minerals and herbal
                                        supplements.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
John Mazzara (USA)                      Mr. Mazzara is an entrepreneur-Owner and
5201 Duncraig Road                      runs 3 different businesses. He is a
Edina, MN  55436                        Realtor and real estate broker associate
                                        with RE/MAX Associates Plus. He has been
                                        successfully selling real estate for 20
                                        years and is in the RE/MAX Hall of Fame
                                        and is annually a member of their 100%
                                        club. He also owns Venture Development
                                        Inc-a Minnesota mortgage broker. He has
                                        owned this business for the past 11
                                        years. Venture brokers residential and
                                        commercial loans primarily in Minnesota.
                                        John is also the principal and owner of
                                        Financial Planning Associates-a
                                        financial planning firm in Minnesota.
-------------------------------------------------------------------------------
Ronald J. Miller (USA)                  2003 - 2005 John Searles Metal Sculpture
1423 St. Joseph Circle                  - Harbert, MI, Assistant
St. Joseph, MI  49085                   1991 - 2003 Whirlpool Corporation -
                                        Findlay, OH Maintenance Millwright
-------------------------------------------------------------------------------
Gregory W. Montgomery (USA)             1988-1996 Sr. Vice President, FirstPlus
519 Rozello Ave.,                       (and predecessor companies, RAC
Sugar Land, TX  77478                   Financial and Remodelers National
                                        Funding Corp.) 1996-2001 Chief Financial
                                        Officer, Contract Land Staff, Inc.,
                                        Stafford, TX 2001-present, self-employed
                                        as a business consultant, Sugar Land, TX
-------------------------------------------------------------------------------
William D. Prusaitis (USA)              Edcor Data Services, Inc., Pontiac,
503 N. Hanlon Street                    Michigan (Learning Management Systems
Westland, MI  48185                     and Tuition Assistance Programs), Nov
                                        2003 - Present CONTROLLER. TeleCheck
                                        Michigan, Inc., Southfield, Michigan
                                        (Check Guarantee and Validation), Jan 91
                                        - Jan 97, Jul 99 - Nov 2003 CONTROLLER /
                                        DIRECTOR OF FINANCE. Credit Counseling
                                        Centers, Inc., Farmington Hills,
                                        Michigan (Debt Management Programs and
                                        Counseling), Feb 97 - Jun 99 CONTROLLER
-------------------------------------------------------------------------------
Cynthia R. Putbrese (USA)               Ms. Putbrese has been employed by
215 N. Power                            Capital Consulting Management Corp., of
Rd. #178, Mesa AZ  85205                Scottsdale, AZ for the past four year.
                                        Prior to that she was a housewife.
-------------------------------------------------------------------------------

Gary F. Riggs, (USA)                     Mr. Riggs has been a Heating Contractor
Rt 2 Box 4661,                          for the last 26 years with Northeastern
East Bakersfield Road,                  HVAC, 32 Boyer Circle, Williston, VT
Enosburg Falls, VT 05450                05495

-------------------------------------------------------------------------------
Welton Robinson (USA)                   Mr. Robinson has owned and operated Farm
1749 Hillview,                          and Ranch Western Wear in Abilene, Texas
Abilene, TX 79601                       for over 30 years. During this period he
                                        has also been in the farming and
                                        ranching business.
-------------------------------------------------------------------------------
John P. Rosko (USA)                     Mr. Rosko has worked for A.M.C. and then
8107-61 Avenue                          Daimler Chrysler Kenosha Engine Plant
Kenosha, WI  53142                      Located in Kenosha WI, since 1974.
                                        Current position is Manager of
                                        Maintenance for the 4.0 liter Engine.
-------------------------------------------------------------------------------

Leonard Schreiber (USA)                 Mr. Schreiber has been owner/operator of
242 E 72nd Street                       apartment buildings since 1970 at P.O.
New York, NY 10021                      Box 569, Lenox Hill Station, New York,
                                        NY 10021.

-------------------------------------------------------------------------------
Wei Shi (USA)                           Mr. Shi has been working as a HOST
8936 N. Pt Washington Road,             System Developer for Thomson Financial,
Bayside, WI  53217                      350 N Sunny Slope Rd., Brookfield, WI
                                        53005, since 1998. Before that, he
                                        worked for several consulting companies.
-------------------------------------------------------------------------------
Robert E. Simpson (USA)                 IBM 1963--1968 IBM System Engineer/Sales
30750 Robin Dale Drive                  U of Texas 1968--1992 Dir. Data
Fair Oaks Ranch, TX 78015               Processing Ranching and Investing
                                        1992--current
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Tim M. Valles (USA)                     1983 to 1996 General Manager/operating
19419 Leal Circle                       owner--West Covina Nissan. 1997 to 2002
Cerritos, CA  90703                     General Manager Assael Mitsubishi. 2002
                                        to 2005 Owner Bel-Max Sales & Leasing,
                                        Inc. 2005 to present-- Used Car
                                        Manager--Power Nissan Torrance
--------------------------------------------------------------------------------
William L. Westfall, CFA (USA)          Mr. Westfall is a Senior Consultant with
4524 Creekmeadow Dr.                    Solomon Associates, Dallas, TX since
Dallas, TX  75287                       March 1984. He conducts benchmarking and
                                        competitive performance evaluation of
                                        oil refineries and petrochemical
                                        facilities worldwide. CFA Charterholder,
                                        2002.
-------------------------------------------------------------------------------
Howard  A.  Wirtz  (USA)                Mr. Wirtz has been retired since 1995.
1324  Hollywood
Ave., Cincinnati, OH 45224
-------------------------------------------------------------------------------
K. V. Williams (USA)                    CEO of Hammer Williams Company, Enid,
2602 Old Mallard Road,                  OK., a group of convenience stores.
Enid, OK 73703
-------------------------------------------------------------------------------
David Wolff (USA)                       Mr. Wolff is employed as a Senior
45 The Horseshoe                        Software Engineer and Software
Newark, DE 19711                        Engineering Manager for development of
                                        imaging products at E.I. DuPont de
                                        Nemours/Sterling Diagnostic
                                        Imaging/Hologic since 1987.
-------------------------------------------------------------------------------


         None of the shareholder contributors listed above, during the last five years, has been convicted in a criminal proceeding (excluding traffic violation or similar misdemeanors).

         None of the shareholder contributors listed above, during the last five years, were a party to a civil proceeding or a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


         The inclusion of information regarding shareholders who have contributed more than $500 to the FPFX Shareholder Action Fund is not an admission that such shareholders are participants in the solicitation being made by the FPFX Shareholder Value Committee.


         Moreover, this Schedule 13D has been revised to add all but one of the petitioners in the Nevada Litigation who also contributed $500 or less to the FPFX Shareholder Action Fund. One of the shareholders in this category, Glenn Elzas, declined to be included in the Schedule 13D.

         Each Petitioner in the Nevada litigation executed a Consent to Representation and Limited Power of Attorney (see Exhibit #99.1). Some of the Contributors signed the FPFX Shareholder Action Fund agreement (see Exhibit #99.2).


3.  Source and Amount of Funds, or Other Consideration

         Each Committee member states that all purchases made with respect to current and/or prior acquisitions were made by each individual's own cash from personal funds (even when in a margin account, as the Company's shares have not been available to purchase on margin for many years) and that no funds were borrowed or specifically obtained for the purpose of acquiring or holding such securities.

4.  Purpose of Transaction

         Each Committee member states that all purchases were for investment purposes. Each Committee member states that there are no current plans regarding the acquisition or disposition of additional securities of the Company; however, Committee members reserve the right to make additional purchases (based on market conditions) and/or may elect disposition of shares for income tax considerations. The Committee is conducting a contest for the election of Company Directors. The Committee is proposing to replace the Company Directors. If elected, the new Directors have no plan to change the capitalization or dividend policy of the company, however; it is expected that they will review the Company plans for distribution of the FPFG Intercompany Claim and any other business topics that may come before the new Board of Directors.

5.  Interest in Securities of the Issuer


         The transactions during the past 60 days shown below were open market orders by Brokerages on the Company which is listed in the Pink Sheets. All the Company shares bought and sold are the voting class of COMMON shares. Totals below show percent (rounded to one decimal point) of Common Class currently owned (beneficially and/or of record) by each person (and their spouses) within the group known as FPFX Shareholder Value Committee and the FPFX Steering Committee. A combined total of the two Groups is 4,122,305 COMMON shares, equal to 9.1% of outstanding shares believed to be 45,340,090.


Kenneth W. Bolster - No transactions during last 60 days.

James T. Capretz - No transactions during last 60 days

Robert D. Davis - No transactions during last 60 days.

George R. Eberting - Transactions during last 60 days, Open Market:
Date            Shares Bought  symbol  price/share     amt.
9/23/2005         5,000         FPFX    .23          $1,150.00
10/07/2005        5,000         FPFX    .20          $1,000.00
10/07/2005        5,000         FPFX    .20          $1,000.00
10/10/2005        1,200         FPFX    .18          $  216.00
10/11/2005          300         FPFX    .18          $   54.00
10/11/2005          200         FPFX    .18          $   36.00

James P. Hanson - Transactions during last 60 days, Open Market:
Date            Shares Bought  symbol  price/share     amt.
9/23/2005         5,000         FPFX    .18          $  909.95
10/13/2005        5,000         FPFX    .18          $  909.95
10/13/2005        5,000         FPFX    .17          $  859.95

Date            Shares Sold    symbol  price/share     amt.
12/19/2005        5,000         FPFX    .19          $  940.01
12/19/2005        5,000         FPFX    .19          $  940.01
12/27/2005        5,000         FPFX    .19          $  940.02
12/27/2005        5,000         FPFX    .19          $  940.02


Danford L. Martin and Wife - Transactions during last 60 days, Open Market:
Date           Shares Bought   symbol  price/share     amt.
9/29/2005         5,000         FPFX    .20          $1,010.00
9/30/2005         5,000         FPFX    .20          $1,010.00
10/03/2005       10,000         FPFX    .18          $1,820.00
10/03/2005        5,000         FPFX    .20          $1,010.00
10/05/2005          200         FPFX    .19          $   43.00

12/28/2006        1,000         FPFX    .21          $  215.00
Date           Shares Sold     symbol  price/share     amt.
12/19/2005       10,000         FPFX    .19          $1,879.92
12/20/2005       10,000         FPFX    .19          $1,879.92
12/22/2005       25,000         FPFX    .19          $4,699.80
12/23/2005       20,000         FPFX    .19          $3,759.88
12/27/2005       25,000         FPFX    .19          $4,699.80
12/30/2006       10,000         FPFX    .20          $1,984.92
01/05/2005       10,000         FPFX    .20          $1,984.92


            The transactions during the past 60 days shown below were open market orders by Brokerages on the Company which is listed in the Pink Sheets. All the Company shares bought and sold are the voting class of COMMON shares currently owned (beneficially and/or of record) by each person (and their spouses) within the group known as Contributors to the FPFX Shareholder Action Fund.


Terrence Allan Transactions during last 2 Months, Open Market, Pink Sheets.
Date           Shares Bought   Symbol  Price/Share    Amount
11/11/2005       30,000         FPFX     0.22         6,600.00
11/10/2005       27,500         FPFX     0.22         6,050.00
11/10/2005       10,000         FPFX     0.22         2,200.00
11/10/2005        5,000         FPFX     0.22         1,100.00
11/10/2005        7,400         FPFX     0.21         1,554.00
11/08/2005          400         FPFX     0.23            92.00
11/08/2005       15,000         FPFX     0.23         3,450.00
11/08/2005        3,600         FPFX     0.23           828.00
11/02/2005       50,000         FPFX     0.23        11,500.00
11/02/2005           53         FPFX     0.22            11.66
11/02/2005        5,000         FPFX     0.22         1,100.00

Date           Shares Sold     Symbol  Price/Share   Amount
12/06/2005          708         FPFX     0.19        $  134.52
12/28/2005       25,000         FPFX     0.19        $4,750.00

Forrest Caton Transactions during last 2 Months, NONE
Thomas H. Caton Transactions during last 2 Months, NONE
Caton Farms Inc. Transactions during last 2 Months, NONE
George Columbo Transactions during last 2 Months, NONE
David R. Cruse Transactions during last 2 Months, NONE
Harry Dender Transactions during last 2 Months, NONE
James A. Doglio Transactions during last 2 Months, NONE
Michael Gary Transactions during last 2 Months, Open Market, Pink Sheets. Amounts include commission:
Date           Shares Bought   Symbol  Price/Share       Amount
09/30/2005        1,000         FPFX     0.17           179.95
10/04/2005        3,000         FPFX     0.17           349.95
Mario Gonzalez Transactions during last 2 Months, NONE
Rupen Gulenyan Transactions during last 2 Months, NONE
James O. Guthrie Transactions during last 2 Months, NONE
Timothy Harrer Transactions during last 2 Months, Open Market, Pink Sheets. Amounts include commission:
Date           Shares Bought   Symbol  Price/Share       Amount
10/03/2005        1,000          FPFX    0.20         $ 208.00
10/03/2005        1,000          FPFX    0.21           218.05
10/07/2005        4,000          FPFX    0.21           851.20
John Haycraft Transactions during last 2 Months, NONE
Patrick J. Hethcoat Transactions during last 2 Months, NONE
Roland W. Keller Transactions during last 2 Months, NONE
Steve M. Kutchman Transactions during last 2 Months, NONE
James L. Leimach Transactions during last 2 Months, NONE
Thomas W. MacFarlane III Transactions during last 2 Months, NONE
Robert J. Malnar Transactions during last 2 Months, Open Market, Pink Sheets. Amounts include commission:
Date           Shares Bought   Symbol  Price/Share       Amount
09/19/2005        3,002         FPFX    $0.16        $  491.31
09/20/2005       10,755         FPFX    $0.16        $1,731.79
09/21/2005        4,500         FPFX    $0.16        $  730.99
09/22/2005        1,570         FPFX    $0.16        $  262.19
09/27/2005        5,000         FPFX    $0.180       $  910.99
Ron L. Martin Transactions during last 2 Months, NONE
John Mazzara Transactions during last 2 Months, NONE
Ronald J. Miller Transactions during last 2 Months, NONE
Gregory W. Montgomery Transactions during last 2 Months, NONE
William D. Prusaitis Transactions during last 2 Months, Open Market, Pink Sheets. Amounts include commission:
Date           Shares Bought   Symbol  Price/Share       Amount
10/07/2005        3,000         FPFX      .19          $ 584.99

11/14/2005        5,000         FPFX      .21         $1,060.99

Cynthia R. Putbrese Transactions during last 2 Months, NONE
Gary F. Riggs Transactions during last 2 Months, NONE
Welton Robinson Transactions during last 2 Months, NONE
John P. Rosko Transactions during last 2 Months, NONE

Leonard Schreiber Transactions during last 2 Months, Open Market, Pink Sheets. Amounts include commission:
Date           Shares Bought   Symbol  Price/Share     Amount
11/25/2005          300         FPFX    0.20          $   74.95
11/17/2005        3,000         FPFX    0.21             651.05
11/21/2005        2,820         FPFX    0.21             623.40

Wei Shi Transactions during last 2 Months, NONE

Robert E. Simpson Transactions during last 2 Months, NONE
Tim M. Valles Transactions during last 2 Months, NONE

William L. Westfall Transactions during last 2 Months, Open Market, Pink Sheets. Amounts include commission:
Date           Shares Bought   Symbol  Price/Share    Amount
12/27/2005        3,000         FPFX      0.19      $  577.03

K.V. Williams Transactions during last 2 Months, NONE
Howard A. Wirtz Transactions during last 2 Months, NONE
David P. Wolff Transactions during last 2 Months, Open Market, Pink Sheets. Amounts include commission:
Date           Shares Bought   Symbol  Price/Share       Amount
10/25/2005       12,000         FPFX      0.20        $2,409.99



6. Contracts, Arrangements, Understanding or Relationships with Respect to Securities of the Issuer

         Except as set forth in this Schedule 13D and the FPFX Shareholder Value Committee's Preliminary Proxy Statement Schedule 14A filed July 28, 2005 (and any amendments thereof), none of the Committee Nominees nor members of the Committee, or any of their respective associates: (i) directly or indirectly beneficially owns any Shares or any securities of the Company; (ii) has had any relationship with the Company in any capacity other than as a shareholder, or is or has been a party to any transactions, or series of similar transactions, at any time in the past, or (iii) knows of any transactions, currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of them or their respective affiliates had, or will have, a direct or indirect material interest.

         In addition, other than as set forth in this Schedule 13D and the Committee's Preliminary Proxy Statement, Schedule 14A filed July 28, 2005 (and any amendments thereof), there are no contracts, arrangements or understandings entered into by the Committee, or any of their respective associates within the past year with any person (within or without the Committee) with respect to any of the Company's securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. In addition, other than as set forth in this Schedule 13D and the Committee's Preliminary Proxy Statement, Schedule 14A filed July 28, 2005 (and any amendments thereof), none of the Committee Nominees nor members of the Committee, or any of their respective associates has been engaged in contracts, negotiations or transactions with the Company or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets; or has had any other transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission.

         Except as set forth in this Schedule 13D and the FPFX Shareholder Value Committee's Preliminary Proxy Statement Schedule 14A filed July 28, 2005 (and any amendments thereof), none of the members of the Committee, or any of their respective associates, has entered into any agreement or understanding with any person with respect to (i) any future employment by the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates will or may be a party.

7.  Material to Be Filed as Exhibits


    99.1     Consent to representation and limited power of attorney
    99.2     FPFX Shareholder Action Fund


Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 4, 2005                       November 4, 2005
-------------------------------        -------------------------------
Date                                   Date

/s/  James T. Capretz                  /s/  Robert D. Davis
-------------------------------        -------------------------------
Signature                              Signature

JAMES T. CAPRETZ                       ROBERT D. DAVIS
-------------------------------        -------------------------------
Name/Title                             Name/Title


November 4, 2005                       January 4, 2006
-------------------------------        -------------------------------
Date                                   Date


/s/  George R. Eberting                /s/  James P. Hanson
-------------------------------        -------------------------------
Signature                              Signature

GEORGE R. EBERTING                     JAMES P. HANSON
-------------------------------        -------------------------------
Name/Title                             Name/Title


January 5, 2006                        November 4, 2005
-------------------------------        -------------------------------
Date                                   Date


/s/ Danford L. Martin                  /s/  Kenneth W. Bolster
-------------------------------        -------------------------------
Signature                              Signature

DANFORD L. MARTIN                      KENNETH W. BOLSTER
-------------------------------        -------------------------------
Name/Title                             Name/Title

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 4, 2006                        November 12, 2005
-------------------------------        -------------------------------
Date                                   Date


/s/  Terence Allan                     /s/  Forrest Caton
-------------------------------        -------------------------------
Signature                              Signature

TERENCE ALLAN                          FORREST CATON
-------------------------------        -------------------------------
Name/Title                             Name/Title

November 12, 2005                      November 12, 2005
-------------------------------        -------------------------------
Date                                   Date

/s/  Thomas H. Caton                   /s/  Thomas H. Caton
-------------------------------        -------------------------------
Signature                              Signature
                                       CATON FARMS, Inc.
THOMAS H. CATON                        THOMAS H. CATON, President
-------------------------------        -------------------------------
Name/Title                             Name/Title

November 14, 2005                      November 13, 2005
-------------------------------        -------------------------------
Date                                   Date

/s/  George J. Columbo                 /s/  David R. Cruse
-------------------------------        -------------------------------
Signature                              Signature

GEORGE J. COLUMBO                      DAVID R. CRUSE
-------------------------------        -------------------------------
Name/Title                             Name/Title

November 14, 2005                      November 12, 2005
-------------------------------        -------------------------------
Date                                   Date

/s/  Harry Dender                      /s/  James A. Doglio
-------------------------------        -------------------------------
Signature                              Signature

HARRY DENDER                           JAMES A. DOGLIO
-------------------------------        -------------------------------
Name/Title                             Name/Title

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 12, 2005                      November 14, 2005
-------------------------------        -------------------------------
Date                                   Date

/s/  Michael Gary                      /s/  Mario Gonzalez
-------------------------------        -------------------------------
Signature                              Signature

MICHAEL GARY                           MARIO GONZALEZ
-------------------------------        -------------------------------
Name/Title                             Name/Title

November 12, 2005                      November 14, 2005
-------------------------------        -------------------------------
Date                                   Date

/s/  Rupen Gulenyan                    /s/  James O. Guthrie
-------------------------------        -------------------------------
Signature                              Signature

RUPEN GULENYAN                         JAMES O. GUTHRIE
-------------------------------        -------------------------------
Name/Title                             Name/Title


November 12, 2005                      November 15, 2005
-------------------------------        -------------------------------
Date                                   Date

/s/  Timothy R. Harrer                 /s/  John Haycraft
-------------------------------        -------------------------------
Signature                              Signature

TIMOTHY R. HARRER                      JOHN HAYCRAFT
-------------------------------        -------------------------------
Name/Title                             Name/Title

November 11, 2005                      November 15, 2005
-------------------------------        -------------------------------
Date                                   Date

/s/  Patrick J. Hethcoat               /s/  Roland W. Keller
-------------------------------        -------------------------------
Signature                              Signature

PATRICK J. HETHCOAT                    ROLAND W. KELLER
-------------------------------        -------------------------------
Name/Title                             Name/Title

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 12, 2005                      November 14, 2005
-------------------------------        -------------------------------
Date                                   Date

/s/  Steve M. Kutchman                 /s/  James L. Leimach
-------------------------------        -------------------------------
Signature                              Signature

TEVE M. KUTCHMAN                       JAMES L. LEIMACH
-------------------------------        -------------------------------
Name/Title                             Name/Title

November 14, 2005                      November 12, 2005
-------------------------------        -------------------------------
Date                                   Date

/s/  Thomas W. MacFarlane III          /s/  Robert J. Malnar
-------------------------------        -------------------------------
Signature                              Signature

THOMAS W. MacFARLANE III               ROBERT J. MALNAR
-------------------------------        -------------------------------
Name/Title                             Name/Title

November 12, 2005                      November 11, 2005
-------------------------------        -------------------------------
Date                                   Date

/s/  Ron L. Martin                     /s/  John Mazzara
-------------------------------        -------------------------------
Signature                              Signature

RON L. MARTIN                          JOHN MAZZARA
-------------------------------        -------------------------------
Name/Title                             Name/Title

November 13, 2005                      November 14, 2005
-------------------------------        -------------------------------
Date                                   Date

/s/  Ronald J. Miller                  /s/  Gregory W. Montgomery
-------------------------------        -------------------------------
Signature                              Signature

RONALD J. MILLER                       GREGORY W. MONTGOMERY
-------------------------------        -------------------------------
Name/Title                             Name/Title

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 12, 2005                      November 14, 2005
-------------------------------        -------------------------------
Date                                   Date

/s/  William Prusaitis                 /s/  Cynthia R. Putbrese
-------------------------------        -------------------------------
Signature                              Signature

WILLIAM PRUSAITIS                      CYNTHIA R. PUTBRESE
-------------------------------        -------------------------------
Name/Title                             Name/Title


November 15, 2005                      November 14, 2005
-------------------------------        -------------------------------
Date                                   Date

/s/  Gary F. Riggs                     /s/  Welton Robinson
-------------------------------        -------------------------------
Signature                              Signature

GARY F. RIGGS                          WELTON ROBINSON
-------------------------------        -------------------------------
Name/Title                             Name/Title

November 15, 2005                      November 14, 2005
-------------------------------        -------------------------------
Date                                   Date

/s/  John P. Rosko                     /s/  Wei Shi
-------------------------------        -------------------------------
Signature                              Signature

JOHN P. ROSKO                          WEI SHI
-------------------------------        -------------------------------
Name/Title                             Name/Title

November 13, 2005                      November 14, 2005
-------------------------------        -------------------------------
Date                                   Date

/s/  Robert E. Simpson                 /s/  Tim M. Valles
-------------------------------        -------------------------------
Signature                              Signature

ROBERT E. SIMPSON                      TIM M. VALLES
-------------------------------        -------------------------------
Name/Title                             Name/Title

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



January 6, 2006                        November 14, 2005
-------------------------------        -------------------------------
Date                                   Date


/s/  William L. Westfall               /s/  K. V. Williams
-------------------------------        -------------------------------
Signature                              Signature

WILLIAM L. WESTFALL                    K. V. WILLIAMS
-------------------------------        -------------------------------
Name/Title                             Name/Title

November 14, 2005                      November 12, 2005
-------------------------------        -------------------------------
Date                                   Date

/s/  Howard A. Wirtz                   /s/  David P. Wolff
-------------------------------        -------------------------------
Signature                              Signature

HOWARD A. WIRTZ                        DAVID P. WOLFF
-------------------------------        -------------------------------
Name/Title                             Name/Title


January 5, 2006
-------------------------------
Date

/s/ Leonard Schreiber
-------------------------------
Signature

LEONARD SCHREIBER
-------------------------------
Name/Title